Exhibit 99.2
    NEWS
MEDIA CONTACTS:
Bob Pearson, Jess Blackburn
(512) 728-3256, (512) 725-0187
bob_pearson@dell.com
jess_blackburn@dell.com
INVESTOR CONTACTS:
Lynn A. Tyson, Robert Williams
(512) 723-1130, (512) 728-7570
lynn_tyson@dell.com
robert_williams@dell.com
TOM LUCE REJOINS DELL BOARD OF DIRECTORS
ROUND ROCK, Texas, September 20, 2006 — Dell announced today that Tom Luce has rejoined Dell’s Board of Directors as a member of the Audit Committee. Mr. Luce previously served on the Dell Board from 1991 to 2005 and also served as a member of the Audit Committee for much of that time.
     “Tom’s historical knowledge of Dell and his past experience on our Audit Committee are great assets to have available for our Board. His perspectives will also be valuable as we launch Dell 2.0 – a revitalization of our Direct Model that builds upon our traditional strengths of delivering the greatest value to customers while best positioning us for the future,” said Michael Dell, chairman of Dell.
     Mr. Luce served as United States Assistant Secretary of Education for Planning, Evaluation and Policy Development from July 1, 2005 until Sept. 1. He continues to serve as a consultant to the Department. He has also been appointed five times to major posts by Texas governors, including Chief Justice pro tempore of the Texas Supreme Court. Mr. Luce was a founding and managing partner of the law firm of

Hughes and Luce, LLP until his retirement from the firm in 1997. Mr. Luce will serve on the Board of Directors until the next annual meeting of stockholders, at which time his continued service will be subject to renomination and stockholder approval.
About Dell
     Dell Inc. (NASDAQ: DELL) listens to customers and delivers innovative technology and services they trust and value. Uniquely enabled by its direct business model, Dell sells more systems globally than any computer company, placing it No. 25 on the Fortune 500. Company revenue for the last four quarters was $57.4 billion. For more information, visit www.dell.com. To get Dell news direct, visit www.dell.com/RSS.
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